Exhibit 99.4

WIRELESS AGE CLOSES ACQUISITION OF KNOWLTON PASS

August 3, 2005, Mississauga, Ontario, Canada -- Wireless Age Communications, Inc. (OTC: WLSA) (Wireless Age) announced today that it closed the acquisition of Knowlton Pass Electronics Inc. (Knowlton Pass) in escrow on July 29, 2005.

Wireless Age acquired all of the issued and outstanding common shares of Knowlton Pass in exchange for 540,000 shares of Wireless Age's common stock. The transaction closed in escrow for a sixty day period during which Wireless Age has the right to complete further due diligence. This transaction follows last year's July 26, 2004 Loan and Option Agreement whereby Wireless Age agreed to fund the development of the Knowlton Pass business, with the right but not the obligation to acquire the business outright

Knowlton Pass operates under the trade name Wireless Works, and is active in the broadband wireless and Land Mobile Radio business in the Niagara region. The company provides voice and data services to a variety of government and industrial clients, including the Niagara Health System of hospitals, the Canadian Border Services Agency, and the Niagara Falls Fire Department.

David MacKinnon, President of Knowlton Pass will continue in that role, as well as that of Chief Technology Officer of the parent company, Wireless Age. James Hardy, also a principal of Knowlton Pass will continue in his current role, providing technical guidance and management of special projects in the mmwave Technologies business unit of Wireless Age.

Brad Poulos, President of Wireless Age, stated, "The completion of the Knowlton Pass acquisition helps us continue to build value for Wireless Age shareholders. We plan to grow our Wireless Works business unit aggressively, first filling in the lucrative Quebec-Windsor corridor and ultimately in all the major markets in Canada. Broadband wireless services are maturing and gaining acceptance, and we have the expertise to design, build and operate them."

David MacKinnon, CEO of Knowlton Pass, commented, "This transaction represents the conversion of our Niagara Regional efforts from a development project to a sales and marketing company. We are now in a position to build shareholder value by accruing, in addition to our historical institutional business, residual income from the consumer, small business, light industrial sectors in the region. Further, we now have a technical and business model which will allow us to expand to new markets upon the consolidation of our efforts here".

About Wireless Age Communications Inc.

Wireless Age Communications Inc. owns and operates four Strategic Business
Units.

Wireless Age retail outlets sell next generation wireless products and services to business and individual end users in Saskatchewan and Manitoba. Wireless Source distributes prepaid phone cards, wireless accessories, land mobile radios, batteries and ancillary electronics products throughout to dealers throughout North America. mmwave does specialty distribution and network engineering and integration, for carriers and manufacturers of communications equipment in Canada. Wireless works operates broadband public access and private networks in Southern Ontario, and develops and deploys consumer and commercial products for those networks.

The company is a recognized leader in the wireless industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Wireless Age has an investment in Midland International Corporation, which plans to market low cost, wireless devices including cellular phones. One such phone is designed to be located in glove boxes, first aid kits and emergency supply packages and used for emergency purposes. Another is a prepaid wireless phone designed to be used in the low cost and short-term usage markets.

For additional information about Wireless Age Communications Inc. or its subsidiaries, please visit the company's website at www.thewirelessage.com or review periodic filings with the Securities and Exchange Commission at http://www.sec.gov.

This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technologi8cal developments, satisfy increasingly sophisticated customer requirement and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

Wireless Age Communications, Inc. (OTC Bulletin Board:WLSA)

Contact Information:
Wireless Age Communications, Inc.
Brad Poulos, President (905) 363-0345 ext. 223
OR
David MacKinnon, President, Knowlton Pass Electronics (905) 562-9545
OR
Martin E. Janis & Company, Inc.
Beverly Jedynak (312) 943-1100 ext. 12